Exhibit 6.11

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (the “Agreement”) is entered into by and between Matthew Paulson (“Executive”) and HYLETE, Inc., a Delaware Corporation (“Company”). Executive and Company are referred to collectively as the “Parties,” and may be referred to individually as a “Party.”

RECITALS

A.          Executive is currently employed by the Company, most recently in the position of Chief Brand Officer, and also serves on the Company’s board of directors. Executive and Company have mutually agreed that Executive will voluntarily resign from his Chief Brand Officer position, and all other employment positions he holds with the Company, effective June 12, 2020 (the “Separation Date”), pursuant to the terms of this Agreement. Executive’s resignation as the Chief Brand Officer, and from all other employment positions, does not include his role as a member of the Company’s board of directors, as set forth more fully in Paragraph 2.B.

B.           The Parties desire to provide, through this Agreement, for certain separation- related compensation and benefits to Executive, in exchange for the releases, obligations, and covenants contained herein.

AGREEMENT

Therefore, in consideration of the recitals listed above, the covenants and promises in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           EFFECTIVE DATE

The Effective Date of this Agreement shall be the eighth day after the dated execution of this document by Executive, provided that Executive has returned to Company an original of this Agreement, fully signed by Executive and initialed by Executive on each page, and Executive has not timely revoked or rescinded this Agreement under Paragraph 7.

2.           THE PARTIES’ RESPONSIBILITIES AND REPRESENTATIONS

A.                 Provided that the Effective Date occurs, Company and Executive agree to the following:

1.           Company will pay fifty thousand dollars ($50,000), which shall be deemed paid in the form of one hundred thousand shares of Preferred Class AA stock of the Company, at fifty cents ($0.50) per share, within three days of the Effective Date, which is expressly conditioned upon the parties entering into the Stock Purchase Agreement attached hereto as Exhibit 1; and

2.           Concurrently with the execution of this Agreement, Executive and the Company agree to enter into a Consulting Agreement, pursuant to which Executive will provide consulting services to the Company from the date Executive signs this Agreement, until the earlier of (i) one year after Executive signs this Agreement; (ii) the date Executive resigns as the Common Director; or (iii) the date Executive first violates any of the provisions of this Agreement or the Consulting Agreement (the “Consulting Period”). If Executive revokes this Agreement pursuant to Paragraph 7, the Consulting Agreement will automatically become null and void, and Executive will not be entitled to any compensation or benefits pursuant to the Consulting Agreement.

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B.           Executive’s continuing to serve as the Common Director (as that term is defined in Section 4.2.2(C)(iii) of the Company’s Amended and Restated Certificate of Incorporation, filed January 6, 2020) is an express condition precedent to Executive’s eligibility for the payments provided by Paragraph 2.A.

C.           As an express condition precedent to Company’s obligation to issue any of the compensation set forth in Paragraph 2.A, Executive shall have returned to Company, without damage thereto or destruction thereof: all property and information belonging to Company that is, or as of the Separation Date was, in Executive’s possession or under Executive’s control, including but not limited to any equipment, supplies, credit cards, electronic devices, samples and demos; and also including any electronic or tangible records, documents or files relating to Company and all copies thereof (except for such personnel and compensation records of Executive provided by Company to Executive during the course of Executive’s employment).

D.          Executive agrees that he is voluntarily resigning his employment with the Company and, therefore, is not entitled to the payments set forth in Paragraph 4.5.2 of his employment above are in lieu of the severance benefits, including salary continuation and COBRA reimbursement, as set forth in Section 4.5.2 of his employment agreement, dated July 29, 2016 (the “Employment Agreement”). Accordingly, Executive waives and releases any further compensation he claims to be entitled to under the Employment Agreement.

E.           Except as otherwise set forth in a separate agreement between AltView Law Group and the Company, Executive agrees that the Company is not responsible for any fees or costs incurred by AltView Law Group on Executive’s behalf, and further agrees that Executive is not entitled to indemnification for such fees and costs.

F.           This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral and shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

3.           GENERAL MUTUAL RELEASE

A.          Executive, on Executive’s own behalf and on behalf of Executive’s heirs, assigns, executors, administrators, agents and successors (collectively, “Executive’s Affiliates”), hereby fully, and without limitation, releases, covenants not to sue and forever discharges Company and each of its subsidiaries, parent companies, stockholders, divisions, board members, employees, and agents (collectively the “Company Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action, whether in law or in equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (collectively, the “Claims”), that Executive or Executive’s Affiliates now have, or may ever have had, against any of the Company Releasees for any acts or omissions by Company or any of the other Company Releasees occurring prior to and through the date Executive signs this Agreement. This release does not include any claim arising from a breach of this Agreement. In giving this release, Executive forever releases and extinguishes Executive’s employee status.

B.           The Company hereby fully, and without limitation, releases, covenants not to sue and forever discharges Executive and the Executive’s Affiliates (collectively, the “Executive Releasees” and with the Company Releasees, the “Releasees”), both individually and collectively, from any and all Claims that the Company may now have, or may ever have had, against any of the Executive Releasees for any acts or omissions by Executive or any of the other Executive Releasees occurring prior to and through the date Company signs this Agreement. This release does not include any claim arising from a breach of this Agreement.

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C.           Without limiting the generality of the foregoing, and in addition to the foregoing, each Party understands and agrees that the release provisions of this Paragraph 3 apply to any Claims that either Party may now have, or may ever have had, against the other Party or any other of its respective Releasees prior to and through the date the such Party signs this Agreement that arise out of or are in any manner related to Executive’s employment with Company or with any other of the Releasees, as well as the separation of that employment, including without limitation (i) any Claims arising out of or related to violation of any federal or state employment discrimination laws, including the following legislation (and further including any administrative regulations based on them): Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974; the federal Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the National Labor Relations Act; the Equal Pay Act; the Occupational Safety and Health Act; the Consolidated Omnibus Budget Reconciliation Act of 1986; the California Constitution; as well as all Claims arising out of or related to violations of the provisions of the California Labor Code, including the Private Attorneys General Act of 2004, Cal. Labor Code sections 2698, et seq.; the California Government Code (including but not limited to the California Fair Employment and Housing Act and the California Family Rights Act); the California Business & Professions Code, including Business & Professions Code Section 17200, et seq.; and state and federal wage and hour laws, including the federal Fair Labor Standards Act and California Wage Orders; (ii) all Claims for any or all of the following: any and all statutory or common law claims for wages, bonuses, incentive compensation, vacation pay, benefits, and severance allowances or entitlements; breach of express or implied contract or quasi-contract, breach of the implied covenant of good faith and fair dealing; promissory estoppel or detrimental reliance; retaliation; whistleblower retaliation; hostile work environment; failure to prevent discrimination, harassment, or the existence of a hostile or discriminatory work environment; sexual harassment or harassment on any other legally-protected basis; failure to prevent sexual or other harassment; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; libel; slander; disparagement; intentional or negligent infliction of emotional distress; invasion of privacy; personal injury; assault; battery; false imprisonment; wrongful discharge, termination or discipline; violation of public policy; any other intentional tort; compensatory or punitive damages; (iii) all other claims for monetary recovery, including without limitation, attorneys’ fees, medical fees or expenses, costs, and disbursements; (iv) any other unlawful behavior; (v) violation of any other state or federal law, rule, or regulation; (vi) breach or violation of any provisions of the Employment Agreement; and (vii) any Claims based on any other local, state or federal law, regulation, ordinance, or public policy having any bearing whatsoever on Executive’s employment with Company.

D.          Each Party covenants and agrees never to commence, prosecute, or cause to be commenced or prosecuted, any action or other proceeding based on the Claims that are the subject of this Agreement; provided, however, that the release provisions of this Paragraph 3 do not release any claims for unemployment benefits, workers’ compensation benefits, and any other claim that cannot be released as a matter of law. In addition, Executive retains the right to file a Charge with, or participate in a charge against Company or any of the other Company Releasees by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, any other local, state, or federal administrative body or government agency that is authorized to enforce or administer employment discrimination laws; or with the Securities and Exchange Commission or any other securities regulatory agency. To the extent any such claim, charge, complaint or action is pending or may be brought for the benefit of either Party or on behalf of a Party, each Party waives any right to any form of recovery or relief, including monetary or other damages from the Releasees; provided, however, that this Agreement does not limit Executive’s right to receive an award from such government agencies for information provided to them.

4.           MUTUAL RELEASES APPLY TO KNOWN AND UNKNOWN CLAIMS

Each Party acknowledges that such Party is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Each Party hereby waives and relinquishes all rights and benefits that such Party may have under Section 1542 of the California Civil Code, or the law of any other country, territory, state or jurisdiction, or common law principle, to the same or similar effect.

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5.           NO COMPLAINTS, CHARGES, OR LAWSUITS

A.          Executive represents that Executive has not filed any complaint, charge, or lawsuit against any of the Company Releasees with any local, state or federal agency or court. Executive agrees, to the maximum extent permitted by applicable law, not to initiate or pursue any other legal action, claim, charge, complaint, or action against Company or any other of the Company Releasees in any forum whatsoever, in connection with the Claims released by Executive. In addition, to the extent any such claim, charge, complaint, or action is pending or may be brought for the benefit of Executive or on behalf of Executive, Executive waives any right to any form of recovery or relief, including monetary or other damages.

B.           Company represents that Company has not filed any complaint, charge, or lawsuit against any of the Executive Releasees with any local, state or federal agency or court. Company agrees, to the maximum extent permitted by applicable law, not to initiate or pursue any other legal action, claim, charge, complaint, or action against Executive or any other of the Executive Releasees in any forum whatsoever, in connection with the Claims released by Company. In addition, to the extent any such claim, charge, complaint, or action is pending or may be brought for the benefit of Company or on behalf of Company, Company waives any right to any form of recovery or relief, including monetary or other damages.

6.           RISK OF NEW OR DIFFERENT FACTS

Each Party acknowledges that such Party may hereafter discover facts different from or in addition to those such Party now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of the releases set forth in this Agreement, and each Party expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

7.           OLDER WORKERS BENEFIT PROTECTION ACT

This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Executive acknowledges and agrees that Executive has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Executive acknowledges and agrees that: (i) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Executive; (ii) the release provisions of this Agreement apply to any rights that Executive may have to file a lawsuit against Company for age discrimination under the ADEA; (iii) the release provisions of this Agreement do not apply to any rights or claims that Executive may have under the ADEA that arise after the date Executive executes this Agreement; (iv) Company does not have a preexisting duty to pay the amounts or enter into the agreements identified in this Agreement; and (v) Executive has been advised in writing to consult with an attorney regarding the terms and conditions of this Agreement. Upon consultation with Executive’s attorney, or Executive’s decision not to consult with an attorney, Executive agrees, covenants and represents that the separation of Executive’s employment shall not for any purpose be deemed to have resulted from an “exit incentive program” or “any other termination program offered to a group or class of employees,” as those phrases are used in the OWBPA and its implementing regulations. Accordingly, Executive further acknowledges and agrees that: (i) Executive shall have a period of 21 days in which to consider whether to execute this Agreement; (ii) if Executive signs this Agreement before expiration of the 21-day period, Executive has done so voluntarily; and (iii) Executive shall have a period of seven days after execution of this Agreement in which to revoke this Agreement. Any such revocation must be in writing and must be delivered by e-mail to Jim Caccavo at jcaccavo@hylete.com or Adam Colton at acolton@hylete.com, before 5:00 p.m. on the seventh day after Executive’s execution of this Agreement. Executive further agrees that any modifications, material or otherwise, made to this Agreement do not re-start or affect in any manner the original 21 calendar day consideration period.

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8.           NON-ADMISSION OF LIABILITY

This Agreement constitutes a compromise of, and full accord and satisfaction of, potential or disputed Claims. Each Party understands and agrees that neither the payment of any money nor the execution of this Agreement shall be construed as an admission of any liability by either Party or any other Releasee, and that each Party and each other Releasee named in this Agreement have consistently taken the position that they have no liability whatsoever to the other Party.

9.           WARRANTIES AND REPRESENTATIONS

A.          Executive represents and warrants that Executive has not assigned or transferred any interest in any Claims that Executive may have against Company or any other Company Releasee. Accordingly, Executive agrees to indemnify and hold Company and the other Company Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of any person or entity asserting any such assignment or transfer of any right or claim. This Agreement may be pleaded as a defense, cross-complaint, counter-suit, cross-claim, or third party complaint in any action involving Company or any of the other Company Releasees. This indemnity provision does not require payment as a condition precedent to recovery by the Company Releasees hereunder.

B.            Executive represents and warrants that Executive has the authority to enter into this Agreement on Executive’s behalf individually and to bind all persons and entities claiming through Executive.

C.           Company represents and warrants that Company has not assigned or transferred any interest in any Claims that Company may have against Executive or any other Executive Releasee. Accordingly, Company agrees to indemnify and hold Executive and the other Executive Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of any person or entity asserting any such assignment or transfer of any right or claim. This Agreement may be pleaded as a defense, cross-complaint, counter-suit, cross-claim, or third party complaint in any action involving Executive or any of the other Executive Releasees. This indemnity provision does not require payment as a condition precedent to recovery by the Executive Releasees hereunder.

D.          Company represents and warrants that Company has the authority to enter into this Agreement on Company’s behalf individually and to bind all persons and entities claiming through Company.

10.         CONFIDENTIALITY OF AGREEMENT

A.          As a material inducement to the Parties entering into this Agreement, each Party agrees that to the maximum extent provided by law, all terms and conditions of this Agreement, including the amount of the consideration referred to in Paragraph 2.A hereof, shall be and remain confidential. Each Party promises, covenants, and represents that such Party will not disclose, confirm, represent, misrepresent, publicize or cause to be disclosed, confirmed, represented, misrepresented or publicized, any of the terms and conditions of this Agreement except to its accountants and attorneys and with respect to Executive, to Executive’s immediate family (“immediate family” being defined for purposes of this Agreement as Executive’s spouse and adult children, if any) or any other person or entity to whom disclosure may not be prohibited by existing law. Each Party further promises, covenants, and agrees that any further disclosure, confirmation, representation, misrepresentation or publication of any of the terms and conditions of this Agreement by either Party or any of the foregoing persons to whom such Party is unauthorized to make disclosure, shall constitute a material breach of this Agreement. Each Party covenants and agrees that, in response to any inquiries made about the resolution of any dispute between the Parties, the only disclosure that either Party may make is a statement that all such matters have been “resolved” to the Parties’ mutual satisfaction.

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B.           Nothing in this Paragraph 10 shall prevent, or be interpreted as preventing, the Company from disclosing this Agreement to (i) members of its Board of Directors; (ii) lenders; or (iii) any other person that the Company or the Board of Directors deems necessary to comply with legal, financial and regulatory requirements, including any securities law requirements.

C.           Each Party represents and warrants that prior to signing this Agreement such Party has not made any disclosure that, if made after signing this Agreement, would violate Paragraph 10.A of this Agreement.

D.          In the event any disclosure by either Party concerning this Agreement or the circumstances relating thereto may appear to be required by valid legal process, each Party shall promptly notify the other Party in writing sufficiently in advance of the threatened disclosure to provide such Party a reasonable opportunity to contest or oppose such disclosure.

E.           Any breach of any provision of this Paragraph 10 shall be considered a material breach of this Agreement and render such breaching Party liable for all remedies available in equity or at law.

11.         NON-DISPARAGEMENT; NON-SOLICITATION

A.          Executive agrees that he shall not disparage the Company or the Company Releasees in any way whatsoever to any third party, and that he will not otherwise make comments or statements detrimental to the interests of the Company or the Company Releasees other than in the course of lawful competition or as otherwise permitted by law. Executive further agrees that the non-disparagement provisions of Paragraph 5.4 of his Employment Agreement shall remain in full force and effect, notwithstanding his removal as Chief Brand Officer.

B.           Company agrees that the Board of Directors will not disparage Executive. This Paragraph 11.B shall not prevent the Board of Directors from providing truthful information to any person as may be required by law, including, without limitation to (i) investors; (ii) lenders; (iii) stockholders; and (iv) governmental agencies.

C.           Executive agrees that, for a period of one year following the Effective Date, Executive will not (directly or indirectly) solicit any employee of Company to leave or relinquish that person’s employment with Company, unless otherwise agreed to by the Parties. Executive further agrees that the non-solicitation provisions of Paragraph 5.3 of his Employment Agreement will continue to apply for the 12-month period following the Separation Date, unless otherwise agreed to by the Parties.

12.         ACKNOWLEDGMENT OF BEING ADVISED TO CONSULT LEGAL COUNSEL

Executive specifically represents that Executive has been advised in writing by Company to consult with an attorney of Executive’s choice prior to signing this Agreement, and that prior to executing this Agreement, Executive has consulted with counsel of Executive’s choice to the extent Executive so desires concerning the legal effect of this Agreement.

13.         SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of each of the Parties.

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14.         VOLUNTARY AGREEMENT

This Agreement is an important legal document and in all respects has been voluntarily and knowingly executed by the Parties hereto. Executive specifically represents that Executive has carefully read and fully understands all of the provisions of this Agreement, and that Executive is voluntarily and knowingly entering into this Agreement. Executive also specifically represents that prior to signing this Agreement, Executive has been provided a reasonable period of time within which to consider whether to accept this Agreement.

15.         EXECUTION IN COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one agreement.

16.         ARBITRATION

Excepting only any claim for injunctive or equitable relief which any Party may file with proper legal authorization in the courts of California, any dispute or claim of breach, default or misrepresentation regarding this Agreement shall be resolved exclusively through submission of the matter to binding arbitration, and the Parties specifically waive any right to trial by jury in any such matter. Such arbitration shall be conducted in San Diego County, California, before a single qualified arbitrator, who shall be a retired judge or justice of the California Superior Court or Court of Appeal or other arbitrator determined to be qualified for the matter by JAMS. The arbitrator shall be picked jointly by the Parties within 15 days after the notice of arbitration, or, if no agreement is reached, JAMS (or another comparable dispute resolution service to which the Parties may, but shall not be required to, agree) shall provide the Parties with a list consisting of qualified arbitrators, and JAMS shall choose an arbitrator based on its normal process of allowing parties to strike and rank arbitrators on the list. If one Party fails to participate in the arbitrator selection process within time limits set by JAMS, either the JAMS case administrator or the other Party (at that Party’s option) may select the arbitrator from the names on this list. To the extent not inconsistent with this Agreement, the arbitration procedure shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq. Each Party to the arbitration shall bear the expense of that Party’s own attorneys’ fees and shall pay that one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator. Any award or decision of the arbitrator may be enforced as provided by law.

17.         INTERPRETATION

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law. All captions are for convenience of reference only and shall be disregarded in interpreting this Agreement.

18.         AMBIGUITIES

The Parties acknowledge that this Agreement was jointly negotiated and prepared by them, and any uncertainty or ambiguity existing herein shall not be interpreted against either Party on the basis that a particular Party drafted the language, but otherwise shall be interpreted according to the application of the rules on interpretation of contracts.

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19.         CHOICE OF LAW.

This Agreement is made and entered into in the State of California and, except with respect to the arbitration provision of Paragraph 16 of this Agreement, which is governed by the Federal Arbitration Act, shall in all respects be interpreted and enforced pursuant to the laws of the State of California, without regard to or application of any of California’s conflict of laws rules.

20.         ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties with respect to the subject matter of this Agreement, including but not limited to the Employment Agreement (except as otherwise incorporated herein). The Parties each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement, including, but not limited to, any purported supplements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties.

21.         SEVERABILITY

The Parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the Parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the release provisions of Paragraphs 3 and 4 of this Agreement. If an arbitrator or court of competent jurisdiction finds the release provisions of Paragraphs 3 or 4 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and Executive shall repay all settlement payments made by Company pursuant to this Agreement within a reasonable period of time not to exceed 45 days. If an arbitrator or court of competent jurisdiction finds any provision, other than the release provisions of Paragraphs 3 and 4 or part thereof, to be invalid or unenforceable for any reason, all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

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THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND ACCEPT AND AGREE TO THE PROVISIONS CONTAINED HEREIN, AND HEREBY EXECUTE IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

IN WITNESS WHEREOF, the Parties have executed this Agreement, and Executive has initialed the bottom right-hand corner of each page, on the dates stated below.

Dated: 6/15/2020	MATTHEW L. PAULSON, II

/s/ Matt Paulson

Dated: 6-15-20	HYLETE, INC.

By: /s/ James Caccavo
Print Name: James Caccavo
Title: Interim CEO

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Exhibit 1

Form of Stock Purchase Agreement

(See attached.)

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STOCK PURCHASE AND ISSUANCE AGREEMENT

This Stock Purchase and Issuance Agreement (this “Agreement”) is made and entered into effective as of June [ ], 2020, by and between HYLETE, Inc., a Delaware corporation (the “Company”), and Matthew Paulson, an individual (“Paulson”).

Reference is made to that certain Separation Agreement and General Release of All Claims, dated as of the date hereof, by and between the Company and Paulson (the “Release Agreement”), including, without limitation, Section 2(A)(1) thereof.

NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

1.            Stock Purchase. The Company hereby sells and issues to Paulson, and Paulson hereby purchases from the Company, 100,000 shares (the “Purchased Shares”) of the Company’s Series AA Preferred Stock (“Preferred Stock”), for a purchase price of Fifty Thousand Dollars ($50,000) (the “Purchase Price”). The Purchase Price shall be deemed paid by Paulson to the Company in respect of the release of claims against the Company as more fully set forth in the Release Agreement.

2.            Representations of Paulson. Paulson represents and warrants to the Company as follows:

(a)           Paulson has the right, power, legal capacity, and authority to execute and enter into this Agreement and to execute all other documents and perform all other acts as may be necessary in connection with the performance of this Agreement.

(b)          Paulson is acquiring the Purchased Shares for his own account for investment and not with a view toward the sale or distribution thereof, and Paulson has no present intention of distributing or selling any of the Purchased Shares to others.

(c)           Paulson is a sophisticated investor, has no need for liquidity in his investment in the Purchased Shares, can afford a complete loss of his investment in the Purchased Shares, and can afford to hold his investment in the Purchased Shares for an indefinite period of time. Paulson acknowledges that the Company’s offer, sale and issuance of the Purchased Shares to Paulson is being made in reliance upon exemptions from registration provided under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

(d)          Paulson has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Purchased Shares and is able to bear such risks, and has obtained, in his judgment, sufficient information from the Company or its authorized representatives to evaluate the merits and risks of such investment, including the valuation of the Purchased Shares.

(e)           Except as expressly provided herein, no person has made any statement or representation to Paulson regarding any fact relied upon by Paulson in entering into this Agreement and Paulson specifically is not relying upon any statement, representation, or promise of any other person in executing this Agreement.

3.             Representations of the Company. The Company represents and warrants to Paulson as follows:

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute and perform its obligations under this Agreement and to issue the Purchased Shares.

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(b)          All corporate action on the part of the Company’s directors necessary for (i) the authorization, execution, delivery and performance of this Agreement, and (ii) the authorization, issuance, sale and delivery of the Purchased Shares, has been taken. This Agreement has been duly and validly executed and delivered on behalf of the Company and is the valid and binding agreement of the Company enforceable in accordance with its terms.

4.             Restrictions on Transfer.

(a)           Paulson shall not, whether voluntarily, involuntarily or by operation of law, Transfer the Purchased Shares to any person or entity other than a Permitted Transferee without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.

(b)          For purposes of this Agreement:

(i)            “Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition, or encumbrance, whether with or without consideration, whether voluntarily or involuntarily and whether by operation of law or otherwise. The terms “Transferee,” “Transferred,” “Transferor” and other forms of the word “Transfer” will have correlative meanings.

(ii)           “Permitted Transferee” means a revocable trust established by Paulson for bona fide estate planning purposes, provide that (a) Paulson must be, and at all times while such trust owns the Purchased Shares must remain, a trustee of such trust and (b) such trust, as a condition to being Transferred any Purchased Shares, agrees to be bound by the terms and conditions set forth in this Agreement.

(c)           Paulson agrees that: (i) certificates (if any) representing the Purchased Shares will bear a legend making reference to the restrictions on transfer set forth in this Agreement; and (ii) that the Company and its affiliates will not be required to give effect to any purported transfer of the Purchased Shares except upon compliance with the restrictions set forth in this Agreement.

5.            Miscellaneous.

(a)           Assignment. This Agreement or any rights or obligations hereunder shall not be assignable by either party hereto without the prior written consent of the other party; provided, however, that Paulson may assign his rights under this Agreement to any Permitted Transferee to which Paulson may transfer any Purchased Shares.

(b)          Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

(c)           Survival. The representations, warranties and covenants of Paulson and the Company contained in this Agreement shall survive the execution and delivery of this Agreement and the issuance of the Shares.

(d)          Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, heirs, executors and administrators of the parties to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors, permitted assigns, heirs, executors and administrators any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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(e)           Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and neither party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

(f)           Amendment. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

(g)          Governing Law. This Agreement shall in all respects be governed by the laws of the State of Delaware, without regard to conflict of laws rules that would permit or require the application of the laws of any other state.

(h)          Arbitration. In the event any dispute should arise between the parties as to the performance, validity, construction or enforceability of this Agreement or any of its provisions, and such dispute cannot be resolved by the parties, such dispute shall be resolved by private arbitration pursuant to Section 17 of the Release Agreement.

(i)            Attorney’s Fees. Each party agrees to reimburse the other party for reasonable costs, fees and expenses (including, without limitation, reasonable attorneys’ and experts’ costs, fees and expenses) incurred by the non-breaching party in connection with a successful legal action to enforce the terms of this Agreement.

(j)            Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either party.

(k)           Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated by this Agreement are unique, and recognizes and affirms that in the event of a breach of this Agreement by either party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its or his favor at law or in equity, to enforce its or his rights and the other party’s obligations hereunder, not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

(l)            Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement. This Agreement shall whenever possible be given a reasonable, practical and workable interpretation so as to effect the general intentions of the parties hereto. No party shall be entitled to any advantages due to the party’s preparation of this Agreement or any provision hereof. As used herein, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context of any clause in this Agreement so indicates or to do so is otherwise reasonable. The titles and subtitles used in this Agreement are used for convenience only and are not, and shall not be, considered in construing or interpreting this Agreement.

(m)          Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original, and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic communications, including in portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, California’s Uniform Electronic Transactions Act (Cal. Civ. Code § 1633.7, et seq.) or other applicable law, shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

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(n)          Certain Other Matters. Paulson acknowledges and agrees that: (i) he shall be solely responsible for any and all taxes owed on account of the deemed payment with respect to the Purchased Shares, and (ii) he shall report as income, in accordance with applicable law, the $50,000 deemed payment made pursuant to Section 2(A)(1) of the Separation Agreement. The parties agree that for the sake of administrative convenience, the parties are structuring the purchase of the Purchase Shares on a “cashless” basis. However, as of the date of this Agreement, the Company shall be deemed to have paid to Paulson $50,000 pursuant to Section 2(A)(1) of the Release Agreement, and immediately thereafter, Paulson shall be deemed to have paid to the Company $50,000 in consideration for the Purchased Shares. Paulson represents and warrants to the Company that no withholding shall be required on such amount and Paulson shall indemnify, defend and hold harmless the Company from all claims, losses, and other liabilities of any type or nature incurred in connection with the failure to withhold any amounts.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase and Issuance Agreement as of the day and year first set forth above.

Company:	HYLETE, Inc.
a Delaware corporation

By: _____________________________
Print Name: _______________________
Title: ____________________________

Paulson:	_______________________________
Matthew Paulson

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